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                                                                      EXHIBIT 99

Contact:  Kirk A. Waldron
                  Vice President of Finance,
                   Chief Financial Officer and Chief Operating Officer
                  (805) 388-1345, Ext. 201

                  Gary S. Maier/Cecilia Wilkinson
                  Pondel Parsons & Wilkinson
                  (310) 207-9300

                                                           FOR IMMEDIATE RELEASE

                          AML COMMUNICATIONS ANNOUNCES
                            STOCK REPURCHASE PROGRAM

     CAMARILLO, CALIFORNIA -- AUGUST 10, 1998 -- AML Communications Inc. (Nasdaq:AMLJ) today announced that its board of directors has authorized a stock buyback program of up to 400,000 shares of the company's outstanding common stock. Shares repurchased pursuant to the buyback will be held for issuance in connection with future exercise of employee stock options. The common stock will be repurchased from time to time in the open market or in negotiated transactions, depending on market conditions and other factors. AML has approximately 6.3 million common shares outstanding.

     Jacob Inbar, president and chief executive officer, said, "We believe the current stock price does not adequately represent the value of AML's shares. The share repurchase program reflects our confidence in AML's long-term prospects and the significant opportunities in the rapidly growing telecommunications marketplace."

     AML Communications Inc., designs, manufactures and markets multicarrier amplifiers and masthead amplifiers for the cellular, PCS, paging and satellite communication markets.

     The information contained in this press release contains certain forward-looking statements that involve risk and uncertainties, such as the statements of the Company's plan, objectives, expectations and intentions. The Company's actual results could differ materially from those indicated by such statements as a result of various factors, including but not limited to, the opportunity for future orders, economic conditions, both domestically and internationally; lack of visibility in acquiring new customers; potential deterioration of business and economic conditions in the Company's customers' marketplaces; intensely competitive industry conditions with increasing price competition; continued favorable business conditions; and, growth in the wireless communications market, as well those factors discussed in the Company's Form 10-KSB and Form 10-QSB on file with the SEC.